                                                          Exhibit 8.1

                                KING & SPALDING
                         1730 Pennsylvania Avenue, N.W.
                          Washington, D.C.  20006-4706
                            Telephone: 202/737-0500
                            Facsimile: 202/626-3737



                               September 27, 1996


  Lone Star Energy Plant Operations, Inc.
  1817 Wood Street
  Dallas, TX 75201-5598

  Enserch Exploration, Inc.
  Energy Square II
  4849 Greenville Avenue, Suite 1500
  Dallas, Texas 75206

     Re:  Registration Statement on Form S-4 of
     Lone Star Energy Plant Operations, Inc.
     ---------------------------------------

  Ladies and Gentlemen:

     This opinion is delivered to you in connection with the Registration Statement on Form S-4 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "SEC") by Lone Star Energy Plant Operations, Inc. ("LSEPO") in connection with the merger of Enserch Exploration, Inc. ("EEX") with and into LSEPO in which LSEPO's name will be changed to Enserch Exploration, Inc. ("New EEX") (the "Transaction").

                            INFORMATION RELIED UPON
                            -----------------------

     In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate. Specifically, we have examined, among other documents, the originals or drafts, as may be applicable, of (i) the Registration Statement, including the Proxy Statement/Prospectus for EEX and New EEX (the "Proxy Statement") (ii) the Agreement and Plan of Merger, dated September 10, 1996, among LSEPO, EEX, and ENSERCH Corporation ("ENSERCH");
  (iii) the Agreement and Plan of Distribution among ENSERCH,

Lone Star Energy Plant Operations, Inc.
Enserch Exploration, Inc.
September 27, 1996
Page 2



  EEX, LSEPO, and TUC Holding Company ("Holding Company"); (iv) the Tax Allocation Agreement among ENSERCH, New EEX, and Texas Utilities Company ("TUC"); (v) the Tax Assurance Agreement between ENSERCH and New EEX; (vi) the Registration Statement on Form S-4 filed with the SEC on September 20, 1996 by Holding Company; (vii) the Amended and Restated Agreement and Plan of Merger, dated April 13, 1996, among ENSERCH, TUC, and Holding Company; (viii) the Trust Agreement for ENS Holdings Trust, dated December 31, 1994, between ENSERCH and ENS Holdings Limited Partnership; (ix) the Amendment and Termination of Trust Agreement for ENS Holdings Trust between ENSERCH and ENS Holdings Limited Partnership; and (x) the Rights Agreement, dated September 10, 1996, between LSEPO and Harris Trust Company of New York (the Rights Agent).

     In our examination of the documents and in our reliance upon them in issuing this opinion, we have assumed, with your consent, that all documents submitted to us as photocopies or by telecopy faithfully reproduce the originals thereof, that the originals are authentic, that all such documents submitted to us have been or will be duly executed and validly signed (or filed, where applicable) to the extent required in substantially the same form as they have been provided to us, that each executed document will constitute the legal, valid, binding and enforceable agreement of the signatory parties, that all representations and statements set forth in the documents are and will remain true, correct, and complete in all material respects, and that all obligations imposed on the parties by any of the documents have been or will be performed or satisfied in accordance with their terms in all material respects. We have further assumed that, for our examination in connection with this opinion, you have disclosed to us all of the documents, arrangements or understandings that are material to the Transaction.

     We also have obtained such additional information and representations, upon which we have relied in rendering this opinion, as we have deemed relevant and necessary, through consultations with various representatives of ENSERCH and through written certificates from LSEPO and EEX verifying certain relevant facts that have been represented to us or that we have been authorized to assume and upon which we have relied in rendering this opinion.

Lone Star Energy Plant Operations, Inc.
Enserch Exploration, Inc.
September 27, 1996
Page 3

                                    OPINION
                                    -------

     Based on the foregoing, it is our opinion that the statements contained in the Proxy Statement in the section captioned "CERTAIN FEDERAL INCOME TAX CONSEQUENCES" fairly present in all material respects the information set forth therein and fairly summarize the matters referred to therein.

     This opinion is based on current authorities and upon facts and assumptions as of this date. It is subject to change in the event of a change in the applicable law or a change in the interpretation of such law by the courts or by the Internal Revenue Service. There can be no assurance that legislative or administrative changes or court decisions will not be forthcoming that would significantly modify this opinion or cause its withdrawal. We are under no obligation to inform you of any such changes or decisions. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the representations referred to herein that we have assumed with your consent to be true on the date hereof. Our opinion cannot be relied upon if any of the material facts contained in such documents or any such additional information is, or later becomes, materially inaccurate or if any of the representations referred to herein are, or later become, materially inaccurate or if the written certificates required to be delivered prior to the closing of the Mergers are not delivered. Our opinion represents our legal judgment and has no official status of any kind. Finally, our opinion is limited to the tax matters specifically covered thereby.

     This letter is furnished by us as counsel for ENSERCH and is solely for the benefit of ENSERCH, EEX, and LSEPO. We consent to the filing of this opinion as an exhibit to the Registration Statement in connection with the Transaction and to the use of our name in the Proxy Statement.

                                           Very truly yours,



                                           KING & SPALDING